EXHIBIT 16.1

[Benjamin & Young, LLP Letterhead]

February 21, 2019

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.  20549

Re:	Commission File No. 000-53316 (TransBiotec, Inc.)

Ladies and Gentlemen:

We have read Item 4.01 of TransBiotec, Inc.’s Current Report on Form 8-K dated February 21, 2019, captioned “Changes in Registrant’s Certifying Accountant,” and are in agreement with the statements contained therein, as they relate to our firm. We have no basis to agree or disagree with the other statements contained therein.

Very truly yours,

/s/ Benjamin & Young, LLP

Benjamin & Young, LLP